Exhibit 10.20

SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN STEVEN E. BRADY

OCEAN CITY HOME BANK

AND

OCEAN SHORE HOLDING CO.

WHEREAS, Steven E. Brady (the “Executive”) has entered into an employment agreement with Ocean City Home Bank (the “Bank”) and Ocean Shore Holding Co. (the “Company”) effective December 21, 2004 (the “Agreement”); and

WHEREAS, the Bank and the Executive desire to amend the Agreement to clarify the scope of the Executive’s health benefit coverage; and

WHEREAS, the Agreement provides that the Agreement may be amended or modified by means of a written instrument signed by the parties;

NOW, THEREFORE, the Bank, the Company and the Executive hereby agree to amend the Agreement as follows:

Effective as of January 1, 2008, Section 6 of the Agreement shall be amended by adding the following language to the end thereof:

“Notwithstanding the foregoing, in the event the Bank or the Company discontinues the type or level of health coverage provided to Executive as of the effective date of this Agreement, the Bank, at the Executive’s election, shall continue to provide Executive with said health coverage through an executive carve-out plan. Commencing on January 1, 2008, the Bank or the Company shall pay up to $14,375 a year towards Executive’s carve-out plan benefit. Effective January 1, 2009, and each January 1st thereafter, the Bank shall increase the amount of its covered carve-out benefit by fifteen percent (15%). Executive shall be responsible for all health insurance costs in excess of the employer-provided carve-out benefit.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to the Agreement to be executed by its duly authorized officer, and Executive has signed this Amendment, on the 28th day of November, 2007.

ATTEST:	OCEAN CITY HOME BANK

/s/ Kim M. Davidson	/s/ Robert A. Previti, Ed. D.
On behalf of the Board of Directors

WITNESS:	EXECUTIVE

/s/ Kim M. Davidson	/s/ Steven E. Brady
Kim M. Davidson	Steven E. Brady